Exhibit 10.3

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is made as of the        day of                 , 20   , by and among Community Health Systems, Inc. (the “Corporation”), Community Health Systems Professional Services Corporation (the “Employer”), and                  (the “Executive”).

WHEREAS, the Board of Directors of the Corporation and the Board of Directors of the Employer (the “Boards”) recognize that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of the Employer’s key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Boards have determined that it is essential and in the best interest of the Employer, and the Corporation and its stockholders, for the Employer to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security;

WHEREAS, in order to induce the Executive to remain in the employ of the Employer, particularly in the event of a threat or the occurrence of a Change in Control, the Employer desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.         Term of Agreement.  This Agreement shall commence as of                      , 20   , and shall continue in effect until December 31, 20   1 (the “Term”); provided, however, that on December 31, 20   2, and on each December 31st thereafter, the Term shall automatically be extended for one (1) year unless either the Executive or the Employer shall have given written notice to the other at least ninety (90) days prior thereto (i.e., on or before October 1st immediately preceding) that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of thirty-six months (36) months3 after such occurrence.

1 If the agreement is entered into before June 30, use December 31 of the following calendar year (e.g., If the agreement is dated March 1, 2009, the initial term should expire on December 31, 2010). If the agreement is entered into after June 30, use December 31 of the second calendar year following (e.g., If the agreement is dated September 1, 2009, the initial term should expire on December 31, 2011).

2 If the agreement is entered into before June 30, use December 31 of the current calendar year (e.g., If the agreement is dated March 1, 2009, the agreement should be extended for one year on December 31, 2009 unless otherwise indicated pursuant to the terms of the agreement). If the agreement is entered into after June 30, use December 31 of the following calendar year (e.g., If the agreement is dated September 1, 2009, the agreement should be extended for one year on December 31, 2010 unless otherwise indicated pursuant to the terms of the agreement).

3 36 months applies to CEO, CFO, Presidents, EVPs and SVPs; change to 24 months for VPs.

2.      Termination of Employment. If the Executive’s employment with the Employer and with all other Affiliates of the Corporation shall be terminated, the Executive shall be entitled to the following compensation and benefits:

(a)      If the Executive experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Employer and all other Affiliates of the Corporation as a result of (i) termination of Executive’s employment by the Employer without Cause (other than by reason of the Executive’s Disability) within thirty-six (36) months4 following a Change in Control, or (ii) by the Executive’s termination of his or her employment for Good Reason within twenty-four (24) months5 following a Change of Control, the Executive shall be entitled to the following:

(i)       the Employer shall pay the Executive the Executive’s Accrued Compensation;

(ii)      the Employer shall pay the Executive, at the same time that the Employer makes annual bonus payments under the Incentive Plan to other senior Executives, a pro rata portion of the annual bonus that would have been paid to the Executive under the Incentive Plan in respect of the year in which the Termination Date occurred had the Executive remained employed through the applicable payment date under the Incentive Plan, calculated by multiplying such amount by a fraction, the numerator of which is the number of days in the year through the Termination Date and the denominator of which is 365.

(iii)        the Employer shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount determined by multiplying (A) three (3)6 times the sum of (i) the Executive’s Base Amount and (ii) the Executive’s Bonus Amount;

(iv)      (A)   for thirty-six (36)7 months following the Termination Date (the “Continuation Period”), the Employer shall arrange, at its sole expense, to provide the Executive with health and welfare benefits (other than long-term disability insurance benefits) that are substantially similar to the better of (when considered in the aggregate) (X) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Change in Control, and (Y) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Termination Date, and (B) such Continuation Period will be considered service with the Employer for the purpose of determining service credits under or in respect of any health and welfare benefits applicable to the Executive or the Executive’s dependents or beneficiaries; and

(v)         the Employer shall reimburse the Executive for the costs, fees and expenses of outplacement assistance services (not to exceed twenty-five thousand dollars ($25,000)) provided by any bona fide outplacement agency selected by the Executive.

(b)      If the Executive’s employment with the Employer and with all Affiliates of the Corporation shall be terminated by the Employer without Cause (other than by reason of the

4 Change to 24 months for VPs.

5 Change to 12 months for VPs.

6 Severance for CEO, CFO, Presidents, EVPs and SVPs. For VPs, severance shall be 24 months (or 2 times base and bonus).

7 Change to 24 months for VPs.

Executive’s Disability) at any time prior to the date of a Change in Control and such termination (A) occurred after the Corporation or the Employer entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control (a “Third Party”), such termination shall be deemed to have occurred after a Change in Control.

(c)      If the Executive’s employment with the Employer and with all Affiliates of the Corporation shall be terminated for Cause, the Employer shall pay to the Executive any unpaid portion of the Executive’s base salary through the Termination Date at the rate in effect at the time Notice of Termination is given and shall pay any amounts required to be paid to the Executive pursuant to any other compensation plans, programs or arrangements then in effect, or which are required to be paid under applicable law, and the Employer shall have no further obligations to the Executive under this Agreement.

(d)      The amounts provided for in Sections 2(a) and 2(b)shall be subject to the Executive’s execution, delivery and non-revocation of a Waiver and Release of Claims substantially the form attached hereto as Exhibit A (the “Release”) within forty five (45) days after the Executive’s Termination Date and the amounts provided for in Sections 2(a)(ii), 2(b)(i), 2(b)(ii) and 2(b)(iii) shall be paid in a single lump sum cash payment on the forty fifth (45th) after the Executive’s Termination Date; provided, however, that, notwithstanding the foregoing, if the Executive is a “specified employee” for purposes of Section 409A of Code and the regulations issued thereunder (a “Specified Employee”), any payments required to be made pursuant to Section 2(a)(ii), 2(b)(ii) and 2(b)(iii) shall not commence until one (1) day after the day which is six (6) months after the Executives separation from service (the “Delay Period”). In addition, if the Executive is a Specified Employee, to the extent that benefits to be provided to the Executive pursuant to Sections 2(b)(iv) and 2(b)(v) of this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period, unless the Executive’s termination occurs by reason of his death. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing benefits that would not be required to be delayed if the premiums were paid by the Executive, the Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Corporation shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period within ten (10) days after the end of the Delay Period. To the extent that any benefits to be provided to the Executive pursuant to this Agreement are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(iv), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Executive taxable year following the Executive taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Agreement or any plan providing for such benefits, the amount of expenses eligible for reimbursements during any taxable year of the Executive shall not affect the expenses eligible for reimbursements in any other taxable year.

(e)      The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(f)      The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under the Employer’s severance policy or any other plan, agreement or arrangement of the Employer or any other Affiliate of the Corporation.

(g)      The Executive’s entitlement to other compensation or benefits pursuant to the Employer’s employee benefit plans and other applicable programs and practices shall be determined in accordance with the terms of those plans, programs and practices as in effect from time to time.

(h)      The Employer’s and the Corporation’s obligations pursuant to this Section 2 shall be conditioned upon the Executive’s execution, delivery and non-revocation of the Release.

3.      INTENTIONALLY OMITTED [Gross-Up Payment].

4.      Notice of Termination.     Following a Change in Control, (i) any intended termination of the Executive’s employment by the Employer shall be communicated by a Notice of Termination from the Employer to the Executive, and (ii) any intended termination of the Executive’s employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Employer within six (6) months of the Executive becoming aware of the event or action constituting Good Reason or, if later, within six (6) months after the date of the Change in Control.

5.      Fees and Expenses.  The Employer shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred in good faith by the Executive as they become due over the lifetime of the Executive as a result of (a) the termination of the Executive’s employment by the Employer or by the Executive for Good Reason (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination of employment), (b) the Executive’s hearing before the Board of Directors of the Corporation as contemplated in Section 17.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Employer under which the Executive is or may be entitled to receive benefits. Payments and reimbursements to which the Executive is entitled under this Section 5 shall be made not later than April 15 of the taxable year of the Employee next following the taxable year in which the expense was incurred.

6.      Transfer of Employment.    Notwithstanding any other provision herein to the contrary, the Employer shall cease to have any further obligation or liability to the Executive under this Agreement if (a) the Executive’s employment with the Employer terminates as a result of the transfer of the Executive’s employment to any other Affiliate of the Corporation, (b) this Agreement is assigned to such other Affiliate, and (c) such other Affiliate expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no assignment had taken place. Any Affiliate to which this Agreement is so assigned shall be treated as the “Employer” for all purposes of this Agreement on or after the date as of which such assignment to the Affiliate, and the Affiliate’s assumption and agreement to so perform this Agreement, becomes effective.

7.      Corporation’s Obligation.  The Corporation agrees that it will take such steps as may be necessary to cause the Employer (or any Affiliate that has become the “Employer” pursuant to Section 6 hereof) to meet each of its obligations to the Executive under this Agreement.

8.      Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Employer or by a duly authorized officer of the Employer if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to the Employer or the Corporation shall be delivered to the attention of the General Counsel at the corporate headquarters of the Corporation. Notices to the Executive shall be delivered to the address reflected in the payroll records of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

9.      Nature of Rights.  The Executive shall have the status of a mere unsecured creditor of the Employer and the Corporation with respect to the Executive’s right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Employer and the Corporation to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is applicable to this Agreement, for purposes of Title I of ERISA. Except as provided in Section 2(g), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Employer, the Corporation or any other Affiliate of the Corporation and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Employer, the Corporation or any other Affiliate of the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Employer, the Corporation or any other Affiliate of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10.     Settlement of Claims.  The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Employer may have against the Executive or others.

11.     Alternative Dispute Resolution.  The parties hereto agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration by an arbitration panel selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association. Such arbitration shall be conducted in the Middle District of Tennessee (absent mutual agreement by the parties to do otherwise) pursuant to the national rules for the resolution of employment disputes of the American Arbitration

Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of Delaware will govern. The Employer shall bear all costs and expenses incurred by the Executive in the arbitration, as well as its own costs and expenses and the costs and expenses of any of its Affiliates.

12.    Miscellaneous.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, the Corporation and the Employer. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by any party which is not expressly set forth in this Agreement.

13.    Successors; Binding Agreement.

(a)      This Agreement shall be binding upon and shall inure to the benefit of the Employer, the Corporation and their respective Successors and Assigns. The Employer and the Corporation shall require their respective Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer and/or the Corporation would be required to perform it if no such succession or assignment had taken place.

(b)      Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

14.    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

15.    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.    Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto.

17.    Definitions.

17.1        Accrued Compensation.    For purposes of this Agreement, “Accrued Compensation” shall mean all amounts of compensation for services rendered to the Employer or any other Affiliate that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Employer during the period ending on the Termination Date and (c) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) or clause (d) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.

17.2    Affiliate.   For purposes of this Agreement, “Affiliate” means any entity directly or indirectly controlled by, controlling or under common control with the Corporation or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Corporation, whether by operation of law or otherwise.

17.3    Base Amount.  For purposes of this Agreement, “Base Amount” shall mean the Executive’s annual base salary at the rate in effect as of the date of a Change in Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

 17.4     Bonus Amount.  For purposes of this Agreement, “Bonus Amount” shall mean the greater of (a) the target annual bonus that would be payable to the Executive under the Incentive Plan in respect of the fiscal year during which the Termination Date occurs assuming that both the Corporation and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive, and (b) the highest annual bonus paid or payable under the Incentive Plan in respect of any of the three full fiscal years ended prior to the Termination Date or, if greater, the three (3) full fiscal years ended prior to the Change in Control.

 17.5       Cause.  For purposes of this Agreement, a termination of employment is for “Cause” if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board of Directors of the Corporation that the Executive:

(a)      intentionally and continually failed substantially to perform the Executive’s reasonably assigned duties with the Employer or the Corporation (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Employer or the Corporation, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or

(b)      intentionally engaged in conduct which is demonstrably and materially injurious to the Corporation or the Employer; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in this Section 17.5(b) until (1) there shall have been delivered to the Executive a copy of a written notice, signed by a duly authorized officer of the Employer or the Corporation, setting forth that the Executive was guilty of the conduct set forth in this Section 17.5(b) and specifying the particulars thereof in detail, and (2) the Executive shall have been provided an opportunity to be heard in person by the Board of Directors of the Corporation (with the assistance of the Executive’s counsel if the Executive so desires).

No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Corporation and the Employer. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Employer by the Executive shall constitute Cause for purposes of this Agreement.

17.6    Change in Control. A “Change in Control” shall mean the occurrence of any of the following:

(a)        An acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty-five percent (25%) of (1) the then-outstanding shares of common stock of the Corporation (or any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged) (the “Shares”) or (2) the combined voting power of the Corporation’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Corporation or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Corporation (for purposes of this definition, a “Related Entity”), (ii) the Corporation or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(b)       The individuals who, as of the date hereof, are members of the board of directors of the Corporation (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the board of directors of the Corporation or, following a Merger (as hereinafter defined), the board of directors of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Corporation’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Corporation (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)       The consummation of:

 (i)     A merger, consolidation or reorganization (1) with or into the Corporation or (2) in which securities of the Corporation are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

 (A)     the stockholders of the Corporation immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

 (B)     the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

 (C)     no Person other than (1) the Corporation, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Corporation or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that any Person described in clause (4) of this subsection (C) may not, immediately following the Merger, Beneficially Own more than forty percent (40%) of the combined voting power of the outstanding voting securities of the Surviving Corporation or the Parent Corporation, as applicable, for the Merger to constitute a Non-Control Transaction; or

 (ii)    A complete liquidation or dissolution of the Corporation; or

 (iii)   A Major Asset Disposition.

For purposes of the foregoing definition, the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions (other than a transfer to a Related Entity or a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger) of 50% or more of the assets of the Corporation and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Corporation shall be based on the total gross fair market value, as determined by a majority of the members of the Incumbent Board without regard to any associated liabilities. For the avoidance of doubt, the distribution to the Corporation’s stockholders of the stock of a Related Entity or any other assets that constitute 50% or more of the assets of the Corporation and its subsidiaries on a consolidated basis (determined as aforesaid) shall constitute a Major Asset Disposition (whether or not such distribution constitutes a Non-Control Transaction).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Corporation which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Corporation and, after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

17.7.   Employer and Corporation.  For purposes of this Agreement, all references to the Employer and the Corporation shall include their respective Successors and Assigns.

17.8.   Disability.   For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties with the Employer for six (6) consecutive months, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of the Executive’s duties; provided, however, that if the Employer’s Long Term Disability Plan, or any successor plan (the “Disability Plan”), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for “Total Disability” (as defined in the Disability Plan) benefits (or similar benefits in the event of a successor plan) under the Disability Plan.

17.9.   Good Reason.

(a)      For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

(1)      a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from the Executive’s status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with the Executive’s status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive’s employment for Disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;

(2)      a reduction in the Executive’s annual base salary below the Base Amount;

(3)      the relocation of the offices of the Employer to a location more than twenty-five (25) miles from the location of such offices immediately prior to such Change in Control, or the Employer’s or the Corporation’s requiring the Executive to be based anywhere other than such offices, except to the extent the Executive was not previously assigned to a principal location and except for required travel on the Employer’s or the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of the Change in Control;

(4)      the failure by the Employer or the Corporation to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Employer or the Corporation in which the Executive participated, within seven (7) days of the date such compensation is due;

(5)      the failure by the Employer or the Corporation to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Executive was participating immediately prior to the Change in Control;

(6)      the failure of the Employer or the Corporation to obtain from its Successors or Assigns the express assumption and agreements required under Section 13 hereof; or

(7)      any purported termination of the Executive’s employment by the Employer which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

(b)      Any event or condition (1) described in Section 17.9(a)(1), (2), (3), (4), (6) or (7) which occurs at any time prior to the date of a Change in Control and (A) which occurred after the Employer entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) which the Executive reasonably demonstrates was at the request of a Third Party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change in Control.

17.10. Incentive Plan.   For purposes of this Agreement, “Incentive Plan” shall mean the 2004 Cash Incentive Plan, or any successor annual incentive plan, maintained by the Employer or any other Affiliate.

17.11. Notice of Termination.   For purposes of this Agreement, following a Change in Control, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment, signed by the Executive if to the Employer or by a duly authorized officer of the Employer if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

17.12. Interest Rate.  Without limiting the rights of the Executive at law or in equity, if the Employer fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Employer will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

17.13. Successors and Assigns.  For purposes of this Agreement, “Successors and Assigns” shall mean, with respect to the Employer or the Corporation, a corporation or other entity acquiring all or substantially all the assets and business of the Employer or the Corporation, as the case may be (including this Agreement) whether by operation of law or otherwise.

17.14. Termination Date.

(a)      For purposes of this Agreement, “Termination Date” shall mean (i) in the case of the Executive’s death, the date of death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period) and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days and, in the case of a termination for Good Reason, shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after a Notice of Termination by the Employer for Cause or a Notice of Termination by the Executive for Good Reason is given, the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the provisions of paragraph (b) shall apply.

(b)      (i) If the Executive gives the Employer Notice of Termination for Good Reason and the Employer disputes the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by arbitration as provided in Section 11, and the Employer shall continue to pay the Executive the Executive’s Base Amount and continue the Executive as a participant in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, dental, life insurance and disability benefit plans in which the Executive was participating when the notice giving rise to the dispute was given, until such Termination Date, provided that if the Executive continues to perform the Executive’s duties with the Employer during the pendency of such dispute, the Executive shall not be obligated to repay to the Employer any amounts paid or benefits provided pursuant to this Section 17.14(b), and provided, further, that if the Executive ceased performing the Executive’s duties with the Employer during the pendency of such dispute, and the dispute is resolved in favor of the Executive, any amount owed to the Executive pursuant to Sections 2 and 3 of this Agreement shall be reduced to the extent of any amount the Executive received pursuant to this Section 17.14(b) during the pendency of such dispute; and (ii) if the Employer gives the Executive Notice of Termination for Cause and the Executive disputes the basis for the termination, the Termination Date shall be as determined pursuant to Section 17.14(a) and during the pendency of such dispute the Executive shall not be entitled to payment of the Executive’s Base Amount from the Employer and, except as required by law, the Executive’s participation in the Employer’s benefit plans and programs shall be discontinued.

[signature page follows]

IN WITNESS WHEREOF, the Corporation and the Employer have caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

Corporation:
COMMUNITY HEALTH SYSTEMS, INC.

By:
Name:
Title:

Employer:
COMMUNITY HEALTH SYSTEMS PROFESSIONAL SERVICES CORPORATION

By:
Name:
Title:

Executive:

By:
Print Name:

Exhibit A

WAIVER AND RELEASE OF CLAIMS

1.       General Release.   In consideration of the payments and benefits to be made under the Change in Control Severance Agreement, dated as of               , 20   , to which Community Health Systems, Inc. (the “Corporation”), Community Health Systems Professional Services Corporation (the “Employer”), and                  (the “Executive”) are parties (the “Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Corporation, the Employer and the parents, subsidiaries and affiliates of each of them (collectively, the “Corporation Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Corporation Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Corporation Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Corporation Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)      rights of the Executive under this Waiver and Release of Claims and under the Agreement;

(b)      rights of the Executive relating to equity awards held by the Executive as of the Executive’s date of termination;

(c)      the right of the Executive to receive benefits required to be paid in accordance with applicable law;

(d)      rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Corporation Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)      claims (i) for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Corporation Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable policy of the Corporation Affiliated Group; and

(f)      claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Corporation Affiliated Group.

2.       No Admissions, Complaints or Other Claims.   The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Corporation Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Corporation Released Party with any governmental agency, court or tribunal.

3.       Application to all Forms of Relief.   This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.       Specific Waiver.     The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5.       Voluntariness.   The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.       Complete Agreement/Severability.   This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.       Acceptance and Revocability.  The Executive acknowledges that the Executive has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Employer. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it. The Executive may revoke the Executive’s acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Employer. Such notice must be received by the Employer within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8.       Governing Law.  Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

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